                                                                  EXHIBIT (9)(h)

                            ADMINISTRATION AGREEMENT


      This Administration Agreement is made as of this 1st day of April, 1996 between EMERALD FUNDS, a Massachusetts business trust (herein called the "Trust"), and BISYS FUND SERVICES LIMITED PARTNERSHIP d/b/a BISYS FUND SERVICES, an Ohio limited partnership (herein called "BISYS").

      WHEREAS, the Trust is an open-end, management investment company and is so registered under the Investment Company Act of 1940;

      WHEREAS, the Trust intends to offer one or more classes of shares of beneficial interest ("Shares") in each series either now or hereafter offered (individually, a "Fund,"collectively, the "Funds") by the Trust; and

      WHEREAS, the Trust desires to retain BISYS as its administrator to provide it with certain administrative services with respect to each of the Funds set forth in Schedule A attached hereto, and BISYS is willing to render such services.

      NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:

                            I.  DELIVERY OF DOCUMENTS

      The Trust has delivered to BISYS copies of each of the following documents and will deliver to it all future amendments and supplements thereto, if any:

            (a) The Trust's Agreement and Declaration of Trust and all amendments thereto (such Agreement and Declaration of Trust, as presently in effect and as it shall from time to time be amended, herein called the "Trust's Declaration");

            (b) The Code of Regulations of the Trust (such Code of Regulations as presently in effect and as it shall from time to time be amended, herein called the "Code of Regulations");

            (c) Resolutions of the Board of Trustees of the Trust authorizing the execution and delivery of this Agreement;

            (d) The Trust's Registration Statement under the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended (the "1940 Act"), on Form N-1A as filed with the Securities and Exchange Commission (the "Commission") on March 21, 1988 relating to the Shares and any amendments thereto;

            (e) Notification of registration of the Trust under the 1940 Act on Form N-8A as filed with the Commission;

            (f) Prospectuses and statements of additional information of the Trust with respect to the Funds (such prospectuses and statements of additional information, as presently in effect and as they shall from time to time be amended and supplemented, herein called individually the "Prospectus" and collectively the "Prospectuses"); and

            (g) Copies of the Trust's Distribution, Service and Shareholder Processing Plans (the "Plans") with respect to certain classes of shares of the Funds.

                               II.  ADMINISTRATION

      1. APPOINTMENT OF ADMINISTRATOR. The Trust hereby appoints BISYS as its Administrator for each of the Funds on the terms and for the period set forth in this Agreement and BISYS hereby accepts such appointment and agrees to perform the services and duties set forth in this Section II for the compensation provided in this Section. The Trust understands that BISYS now acts and will continue to act as administrator of various investment companies and fiduciary of other managed accounts, and the Trust has no objection to BISYS's so acting. In addition, it is understood that the persons employed by BISYS to assist in the performance of its duties hereunder will not devote their full time to such services and nothing herein contained shall be deemed to limit or restrict the right of BISYS or any affiliate of BISYS to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

      2.    SERVICES AND DUTIES.

            (a) BISYS agrees to perform the services enumerated below in accordance with the service standards set forth in Schedule B attached hereto and made a part hereof. As Administrator, and subject to the supervision and control of the Trust's Board of Trustees, BISYS will provide facilities, equipment, statistical and research data, clerical, accounting and bookkeeping services, internal compliance services relating to accounting and legal matters, and personnel to carry out all administrative services required for operation of the business and affairs of the Funds, other than those investment advisory functions which are to be performed by the Trust's investment adviser (the "Adviser") pursuant to the Advisory Agreement, the services of Emerald Asset Management, Inc. ("EAM") as Distributor pursuant to the Distribution Agreement, those services to be performed by the Trust's custodian and transfer agent, those services to be provided by BISYS, EAM or others under the Plans, and those services normally performed by the Trust's counsel and auditors. BISYS's responsibilities include without limitation the following services (except to the extent the same are provided by BISYS, EAM or others under the Plans):

                  (1) Providing a facility to receive purchase and redemption orders via toll-free IN-WATTS telephone lines;

                  (2) Providing for the preparing, supervising and mailing of confirmations for all purchase and redemption orders;

                  (3) Providing and supervising the operation of order-taking facilities, including an automated data processing system to process purchase and redemption orders received by EAM (BISYS assumes responsibility for the accuracy of the data transmitted for processing or storage);

                  (4) Overseeing the performance of The Bank of New York under the Custody Agreement and the performance of BISYS Fund Services, Inc. under the Transfer Agency Agreement with respect to shareholder accounts;

                  (5) Except to the extent the same is performed by a Service Organization under a Plan, making available information concerning each Fund to its shareholder accounts; distributing written communications to each Fund's shareholders of record such as periodic listings of each Fund's securities, annual and semi-annual reports, and Prospectuses and supplements thereto; and handling problems relating to shareholders and calls relating to administrative matters; and

                  (6) Providing and supervising the services of employees ("relationship coordinators") whose principal responsibility and function shall be to preserve and strengthen each Fund's relationships with its shareholders.

            (b) BISYS shall assure that persons are available to transmit redemption requests to the Trust's transfer agent as promptly as practicable.

            (c) BISYS shall assure that persons are available to transmit orders accepted for the purchase of Shares to the transfer agent of the Trust as promptly as practicable.

            (d) BISYS shall participate in the periodic updating of the Prospectuses and shall accumulate information for and, subject to approval by the Trust's Treasurer and legal counsel, coordinate the preparation, filing, printing and dissemination of reports to the Funds' shareholders and the Commission, including but not limited to annual reports and semi-annual reports on Form N-SAR, notices pursuant to Rule 24f-2 and proxy materials.

            (e) BISYS shall compute, or provide for the computation of, the per share net asset value and public offering price for each class of each Fund on each business day.

            (f) BISYS shall calculate, or provide for the calculation of, dividends and capital gain distributions to be paid to the shareholders of each Fund in conformity with Subchapter M of the Internal Revenue Code.

            (g) BISYS shall pay all costs and expenses of maintaining the offices of the Trust, wherever located, and shall arrange for payment by the Funds of all expenses payable by the Funds.

            (h) BISYS, after consultation with legal counsel for the Trust, shall determine the jurisdictions in which the Shares shall be registered or qualified for sale and, in connection therewith, shall be responsible for the maintenance of the registration or qualification of the Shares for sale under the securities laws of any state. Payment of share registration fees and any fees for qualifying or continuing the qualification of the Funds shall be made by the Funds.

            (i) BISYS shall provide the services of certain persons who may be appointed as officers of the Trust by the Trust's Board of Trustees.

            (j) BISYS shall oversee the maintenance by The Bank of New York and BISYS Fund Services, Inc. of the books and records required under the 1940 Act in connection with the performance of the Custody Agreement and Transfer Agency Agreement, and shall maintain, or provide for the maintenance of, such other books and records (other than those required to be maintained by the Adviser) as may be required by law or may be required for the proper operation of the business and affairs of the Funds. In compliance with the requirements of Rule 31a-3 under the 1940 Act, BISYS agrees that all such books and records which it maintains, or is responsible for maintaining, for the Funds are the property of the Trust and further agrees to surrender promptly to the Trust any of such books and records upon the Trust's request. BISYS further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act said books and records required to be maintained by Rule 31a-1 under said Act.

            (k) BISYS shall coordinate the preparation of the Funds' federal, state and local income tax returns.

            (l) BISYS shall prepare and, subject to approval of the Trust's Treasurer, disseminate to the Trust's Trustees the Trust's and each Fund's quarterly financial statements and schedules of investments, and shall prepare such other reports relating to the business and affairs of the Trust and each Fund (not otherwise appropriately prepared by the Adviser, EAM, the Trust's counsel or auditors, or by BISYS, EAM or others pursuant to a Plan) as the officers and Trustees of the Trust may from time to time reasonably request in connection with the performance of their duties.

            (m) In performing its duties as Administrator of the Trust, BISYS will act in conformity with the Trust's Declaration, Code of Regulations and Prospectuses and with the instructions and directions of the Board of Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations.

      3. SUBCONTRACTORS. It is understood that BISYS may from time to time employ or associate with itself such person or persons as BISYS may believe to be particularly fitted to assist in the performance of this Agreement; provided, however, that the compensation of such person or persons shall be paid by BISYS and that BISYS shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it is for its own acts and omissions. Without limiting the generality of the foregoing, it is understood that BISYS intends to enter into an agreement ( the "Fund Accounting Agreement") with BISYS Fund Services, Inc. (the "Fund Accountant") under which said company will provide certain accounting, bookkeeping, pricing and dividend and distribution calculation services with respect to the Funds. It is further understood that each Fund shall reimburse the Fund Accountant for its reasonable out-of-pocket expenses in providing services under the Fund Accounting Agreement, including without limitation the following:

            (a) All freight and other delivery and bonding charges incurred by the Fund Accountant in delivering materials to and from the Trust;

            (b) All direct telephone transmission and telecopy or other electronic transmission expenses incurred by the Fund Accountant in communication with the Trust, the Trust's investment adviser or custodian, dealers or others as required for the Fund Accountant to perform the services to be provided under the Fund Accounting Agreement;

            (c) The cost of obtaining security market quotes from independent pricing services;

            (d) The cost of microfilm or microfiche of records or other materials;

            (e) Any expenses the Fund Accountant shall incur at the written direction of an officer of the Trust thereunto duly authorized; and

            (f) Any additional expenses reasonably incurred by the Fund Accountant in the performance of its duties and obligations under the Fund Accounting Agreement.

      4.    EXPENSES ASSUMED AS ADMINISTRATOR.  Except as otherwise stated in
      Section II, subsection 3 and in this subsection 4, BISYS shall pay all expenses incurred by it in performing its services and duties as Administrator. Other expenses to be incurred in the operation of the Funds (other than those borne by the Adviser) including taxes, interest, brokerage fees and commissions, if any, fees of Trustees who are not officers, directors, partners, employees or holders of five percent or more of the outstanding voting securities of the Adviser or BISYS or any of their affiliates, Securities and Exchange Commission fees and state blue sky registration or qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, payments under the Plans, certain insurance premiums, outside auditing and legal expenses, costs of maintaining corporate existence, costs attributable to shareholder services, including without limitation telephone and personnel expenses, costs of preparing and printing Prospectuses for regulatory purposes, costs of shareholders' reports and Trust meetings and any extraordinary expenses will be borne by the Trust.

      5. COMPENSATION. For the services provided and the expenses assumed as Administrator pursuant to Section II of this Agreement (including the services provided by subcontractors pursuant to Section II, subsection 3 of this Agreement), the Trust will pay BISYS a fee, computed daily and payable monthly, in accordance with Schedule C attached hereto and made a part hereof. Such fee as is attributable to each Fund shall be a separate (and not joint or joint and several) obligation of each such Fund. Notwithstanding anything to the contrary herein, if in any fiscal year the aggregate expenses of any Fund (as defined under the securities regulations of any state having jurisdiction over such Fund) exceed the expense limitations of any such state, the Trust may deduct from the fees to be paid hereunder, or BISYS will bear, to the extent required by state law, that portion of such excess which bears the same relation to the total of such excess as BISYS' fee hereunder bears to the total fee otherwise payable for the fiscal year by the Trust pursuant to this Agreement and the Advisory Agreement between the Trust and the Adviser with respect to such Fund. BISYS' obligation is not limited to the amount of its fees hereunder. Such deduction or payment, if any, will be estimated and accrued daily and paid on a monthly basis.

                              III.  CONFIDENTIALITY

      BISYS will treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and the Funds and their prior or present shareholders or those persons or entities who respond to EAM's inquiries concerning investment in the Trust, and except as provided below, will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder. Any other use by BISYS of the information and records referred to above may be made only after prior notification to and approval in writing by the Trust. Such approval shall not be unreasonably withheld and may not be withheld where (i) BISYS may be exposed to civil or criminal contempt proceedings for failure to divulge such information; (ii) BISYS is requested to divulge such information by duly constituted authorities; or (iii) BISYS is so requested by the Trust.

                          IV.  LIMITATION OF LIABILITY

      BISYS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement. Any person, even though also an officer, director, partner, employee or agent of BISYS, who may be or become an officer, Trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or to any Fund, or acting on any business of the Trust or of any Fund (other than services or business in connection with BISYS's duties hereunder) to be rendering such services to or acting solely for the Trust or Fund and not as an officer, director, partner, employee or agent or one under the control or direction of BISYS even though paid by BISYS.

                          V.  DURATION AND TERMINATION

      This Agreement shall continue in effect with respect to each Fund, unless earlier terminated by either party hereto as provided hereunder, until , 1999, and thereafter shall continue for successive one-year terms; provided, however, that either party hereto may terminate this Agreement at any time during any such renewal term for any or no reason by the provision of 90 days' written notice to the other party, and provided further that such continuance is specifically reviewed and approved at least annually (a) by the vote of a majority of the Trust's Board of Trustees or by the vote of a majority of the outstanding voting securities of such Fund and (b) by the majority of the Trust's Trustees who are not parties to the Agreement or interested persons (as defined in the 1940 Act) of any party to this Agreement. This Agreement is also terminable at any time during the initial or any renewal term upon mutual agreement of the parties hereto or for "cause" (as defined below) by the party alleging "cause," in either case on not less than 30 days notice by the Trust's Board of Trustees or by BISYS; provided that no notice shall be required with respect to clauses (b), (c) or (e) of the definition of "cause" below.

      If after such termination for so long as BISYS, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation, the provisions dealing with indemnification, shall continue in full force and effect. Compensation due BISYS and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Trust, in addition to the compensation described under Section II, subsection 5 hereof, the amount of all of BISYS' reasonable cash disbursements for services in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, BISYS will provide the Trust with reasonable access to all Trust documents or records, if any, remaining in its possession.

            For purposes of this Agreement, "cause" shall mean (a) willful misfeasance, bad faith, negligence or reckless disregard on the part of the party to be terminated with respect to its obligations and duties set forth herein; (b) a judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) financial difficulties on the part of the party to be terminated which is evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; (d) any circumstance which substantially impairs the performance of the obligations and duties of the party to be terminated, or the ability to perform those obligations and duties, as contemplated herein; or (e) the existence of a performance standard deficiency, as such term is defined in Schedule B hereto.

            If, for any reason other than mutual agreement or "cause" as defined above, during the initial term of this Agreement, BISYS is replaced as fund administrator, or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (excluding any subcontractor appointed by BISYS as provided in Section II, subsection 3 hereof), then the Trust shall make a one-time cash payment, as liquidated damages, to BISYS equal to the balance due BISYS for the remainder of the initial term of this Agreement, assuming for purposes of calculation of the payment that the asset level of the Trust on the date BISYS is replaced, or a third party is added, will remain constant for the balance of the initial term.

                        VI.  AMENDMENT OF THIS AGREEMENT

      No provision of this Agreement may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against whom an enforcement of the change, waiver, discharge or termination is sought.

                                  VII.  NOTICES

      Notices of any kind to be given to the Trust hereunder by BISYS shall be in writing and shall be duly given if mailed or delivered to the Trust at 50 North Laura Street, Suite 3300, Jacksonville, Florida 32202, Attention: John G. Grimsley, Esq., President, with a copy to Drinker Biddle & Reath, Philadelphia National Bank Building, Suite 1100, Philadelphia, Pennsylvania 19107, Attention:
Jeffrey A. Dalke, or at such other address or to such individual as shall be so specified by the Trust to BISYS. Notices of any kind to be given to BISYS hereunder by the Trust shall be in writing and shall be duly given if mailed or delivered to BISYS at 3435 Stelzer Road, Columbus, Ohio 43219, Attention:
Stephen G. Mintos, or at such other address or to such individual as BISYS shall specify to the Trust.

                              VIII.  MISCELLANEOUS

      1. CONSTRUCTION. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Subject to the provisions of Section VIII, subsection 2 hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Ohio law; PROVIDED, HOWEVER, that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation of the Commission thereunder.

      2. ASSIGNMENT. This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This subsection 3 shall not limit or in any way affect BISYS' right to appoint sub-contractors pursuant to Section II, subsection 3 hereof.

      3. NAMES. The names "Emerald Funds" and "Trustees of Emerald Funds" refer respectively to the Trust created and the Trustees, as Trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated March 15, 1988 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and the principal office of the Trust. The obligations of "Emerald Funds" entered into in the name or on behalf thereof by any of its Trustees, representative or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                    EMERALD FUNDS

                                    By: _______________________________________
                                          President


                                    BISYS FUND SERVICES LIMITED
                                    PARTNERSHIP

                                    By: BISYS FUND SERVICES, INC.,
                                           GENERAL PARTNER

                                    By: ________________________________________
                                          Executive Vice President

                                   SCHEDULE A
                         TO THE ADMINISTRATION AGREEMENT
                              BETWEEN EMERALD FUNDS
                                       AND
                     BISYS FUND SERVICES LIMITED PARTNERSHIP


                                      FUNDS


This Agreement shall apply to all share classes of all Funds of Emerald Funds, either now or hereafter created. The current share classes and Funds are set forth below.

Emerald Equity Fund - Retail Shares and Institutional Shares
Emerald Small Capitalization Fund - Retail Shares and Institutional Shares Emerald Balanced Fund - Retail Shares and Institutional Shares
Emerald Short-Term Fixed Income
   Fund - Retail Shares and Institutional Shares
Emerald U.S. Government Securities
   Fund - Retail Shares and Institutional Shares
Emerald Managed Bond Fund - Retail Shares and Institutional Shares
Emerald Florida Tax-Exempt Fund - Retail Shares and Institutional Shares
Emerald Prime Fund - Retail Shares, Emerald Shares and Emerald Service Shares Emerald Treasury Fund - Retail Shares, Emerald Shares and Emerald Service Shares Emerald Tax-Exempt Fund - Retail Shares, Emerald Shares and Emerald Service
   Shares
Emerald Treasury Trust Fund - Emerald Shares
Emerald Prime Trust Fund - Emerald Shares
Emerald International Equity Fund - Retail Shares and Institutional Shares Emerald Equity Value Fund - Retail Shares and Institutional Shares

                                   SCHEDULE B
                         TO THE ADMINISTRATION AGREEMENT
                              BETWEEN EMERALD FUNDS
                                       AND
                     BISYS FUND SERVICES LIMITED PARTNERSHIP



                                 ADMINISTRATION
                                       AND
                          COMPLIANCE SERVICE STANDARDS


Pursuant to Section II, subsection 2(a) of this Agreement, BISYS has agreed to perform the services described in this Agreement in accordance with the service standards set forth in this Schedule B. Such standards are contained on the pages attached hereto. The parties agree that such performance standards may be revised, from time to time, by mutual agreement. The parties further agree that BISYS shall provide a report (the "Report") to the Trust's Board of Trustees at each Regular Meeting of such Board and, if requested, at any Special Meeting of such Board, which shall describe BISYS' performance and shall indicate whether the standards attached hereto have been met for the relevant reporting period. It is further agreed that any failure to meet a performance standard shall require BISYS to (1) take appropriate corrective action or (2) provide an explanation satisfactory to the Board which states why such standard cannot be met. In the former case, except for those instances in which BISYS' failure to meet a performance standard was due to circumstances beyond its control, BISYS agrees that (1) any material failure to meet the standards, or provide a complete remedy for such failure satisfactory to the Board, with respect to the Compliance and Blue Sky Services listed under Sections B and C attached hereto or (2) with respect to the Client Services listed under Section A attached hereto, any failure to raise for a period of at least __ consecutive days within 90 days following the last day of the period covered by the relevant Report, its performance to the standards levels set forth therein or such lower level that is deemed satisfactory by the Board shall constitute a performance standard deficiency for purposes of the "cause" definition contained in Section V of the Agreement.

                                                      Dated: ___________________


                                   SCHEDULE C
                         TO THE ADMINISTRATION AGREEMENT
                              BETWEEN EMERALD FUNDS
                                       AND
                     BISYS FUND SERVICES LIMITED PARTNERSHIP


                                    FEES


BISYS shall be entitled to receive a fee from the Trust in accordance with the following schedule:

Average Daily Net Assets of All Funds    Fee Amount
-------------------------------------    ----------
First $5 billion*                           .0775%
Next $2.5 billion                           .07%
Next $2.5 billion                           .065%
All assets exceeding $10 billion            .05%

* In the event average daily net assets for all Funds within the Trust fall below $3 billion, the fee payable to BISYS will be increased to eight one-hundredths of one percent (.08%) of such average daily net assets.


                                    EMERALD FUNDS


                                    By: _______________________________________


                                    BISYS FUND SERVICES LIMITED
                                    PARTNERSHIP

                                    By: BISYS FUND SERVICES, INC.,
                                           GENERAL PARTNER


                                    By: ________________________________________